BC RESEARCH Granville Square 200 Granville Street, Suite 1800 Vancouver BC V6C 1S4 Canada
main 604 224 4331 fax 604 683 9164 email info@bcri.ca web www.bcri.ca

PROJECT NO: R-2565

March 13, 2013

Larry Kristof

Mantra Venture Group ("Mantra")

Suite #562 800 15355 24th Avenue
Surrey, BC
V4A 2H9 Canada

RE: Letter of Engagement

Larry

Further to our recent discussions, this letter serves to confirm Mantra's intention to engage BC Research Inc. ("BC Research") to design and engineer, and eventually build, Mantra's ERC Energy Demonstration Unit.

BC Research is a wholly owned subsidiary of NORAM Engineering and Constructors Ltd. ("NORAM"). BC Research is NORAM's R&D arm providing engineering and scientific services in the commercialization of new technologies from the idea concept to the construction of the demonstration plants. Mantra understands that most engineering and design services through this project will be provided by NORAM engineers and scientists under the BC Research brand.

In terms of BC Research's proposal to Mantra dated January 30th 2013, Revision No.1, the contemplated work could proceed along one of two possible programs, and therefore two plans were presented in this proposal, Plan 1 and Plan 2. Upon review of the proposal Mantra decided to proceed with Plan 1 at this stage. This letter of engagement covers the scope of work under Plan 1 of the proposal.

In terms of this letter, Mantra and BC Research agree:

1. The scope of the work to be performed by BC Research includes the engineering and designs tasks required to estimate the cost of designing and building the demonstration

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unit, and to estimate the expected operating cost of the unit. It is expected that the cost estimate will have an accuracy of +/- 25%.

2. The scope of work, as outlined under BC Research's proposal includes:

- Provide a price for the fabrication of the demonstration unit (i.e., engineering, design and construction). Provide an approximate operating cost for it.
- Develop a mass and energy balance (flowsheet), P&ID.
- Prepare an equipment list
- Prepare a functional description of equipment and specifications
- Develop electrical drawings (only work required to estimate costs)
- Prepare a drawing package
- Prepare the system construction and details on dimensions (simplified 3D model of the system)
- Determine the power requirements

It is expected that the scope may change as the project progresses. Any change of scope should be agreed in writing by both parties.

3. The BC Research cost estimate for this work is CAD 137,000. Therefore a fee of approximately **CAD 137,000** (excl. taxes) should therefore be budgeted for.

4. BC Research expects that the work will take 15 weeks to complete from receipt of order and an initial payment of $30,000, which would be applied against the last invoice of the project.

5. BC Research offers to undertake the work on a simple time basis, based on BC Research's Standard Fee Schedule, and Standard Terms and Conditions (incorporated here by attachment). All commercial terms specified in the January 30th proposal are applicable. The Parties, acting reasonably, shall make themselves available for regular

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review meetings, and BC Research shall advise Mantra in a timely manner if the work effort is expected to exceed the budgeted amount.

6. Mantra may elect to terminate the work at its discretion, whereupon BC Research shall invoice all outstanding fees and make available the work files as they then exist, to Mantra.

7. BC Research shall provide the normal standards of professional care.

8. BC Research in no way provides any warranties of any nature. Ultimate design decisions shall remain with Mantra.

9. All Mantra intellectual property shall remain with Mantra.

10. Mantra agrees to indemnify and hold BC Research and its officers, directors, employees and agents of any of the foregoing ("Engineer Indemnities") harmless from and against any and all claims, losses, damages, liabilities, fines, penalties, costs and expenses (including legal fees and reasonable costs of investigations) incurred by any Engineer Indemnity as a result of or arising out of Mantra's use of the BC Research outputs.

11. Mantra agrees to indemnify and hold BC Research and its officers, directors, employees and agents of any of the foregoing ("Engineer Indemnities") harmless from and against any and all claims alleging violation of any third party's intellectual property rights. Mantra warrants that any Services requested of BC Research shall not be in violation of any third party's intellectual property rights, and that no third party license fees or third party royalties will be payable by BC Research as a result of the services performed by BC Research.

12. Mantra shall designate one official contact person to authorise all work-flow between Mantra and BC Research.

BC RESEARCH

If the above meets with your requirements, please initial each page and return a copy of this letter to us, signifying acceptance in the space provided below.

Sincerely,

Sergio Berretta, P.Eng

Vice President

BC Research Inc.

AGREED

For and on behalf of

Mantra Venture Group

Signature: ______________________

Name: Larry Kristof

Position: CFO

Date: 3/12/2013

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BC RESEARCH

BC RESEARCH
2880 Production Way
Burnaby, British Columbia
V5A 4T6
Canada

telephone +1 604 224 4331
email: info@bcri.ca

June 1, 2012

FEE SCHEDULE

Rates are effective from June 1, 2012 to June 1, 2013, at which time they are subject to review and adjustment.

Classification	Hourly Rate $C
Principal/Senior Process Consultant	200.00
Senior Engineer	150.00
Intermediate Engineer	130.00
Junior Engineer	110.00
Senior Scientist	140.00
Intermediate Scientist	120.00
Junior Scientist	100.00
Senior Designer/Technician	130.00
Intermediate Designer/Technician	100.00
Junior Designer/Technician	80.00
Project Manager	170.00
Purchasing Manager/Expeditor	115.00
Clerical	60.00

All out-of-pocket disbursements including travel and other approved project expenses will be billed at cost plus a 10% handling cost. Office expenses such as printing, long distance telephone etc. are included in the above rates.

Rates are effective from June 1, 2012 to June 1, 2013, at which time they are subject to review and adjustment.

Overtime work, approved by the Client, will be billed at the rates shown above, except in cases where government labor standard practices mandate an overtime premium. In these cases the hourly rate will be 1.25 times the rate shown above. All applicable taxes, GST etc. are extra.

Engineering costs beyond that estimated for a project will not be billed without prior approval of the Client.

The normal working week at site is five days per week, up to 10 hours per day. Actual expended travel time per return trip will be charged at the above billing rates. Reasonable travel and living expenses are reimbursable at cost, plus a 10% handling charge. All air travel will be at full fare economy class prices or equivalent cost service.

CONFIDENTIAL

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TERMS AND CONDITIONS

Subconsultants
BCRI may, at its discretion, and at any stage of the services, engage subconsultants to fulfill duties and responsibilities as set forth in this Agreement.

Employment
The Client will not directly hire BCRI personnel for the duration of the Agreement plus one year.

Payment of Fees and Disbursements
BCRI will invoice the Client monthly for services performed and the Client will pay such charges 30 days from the date of invoice. BCRI reserves the right to charge interest at the rate of 1.5% per month on any amounts unpaid after this 30-day period.

Notices
BCRI will designate a Project Manager who will be responsible for the project. The Client will designate an authorized representative to act with respect to this Agreement and the Project.

Termination
This Agreement may be terminated with cause by either party upon 30 days notice in writing. Client will pay BCRI all amounts, including all expenses and other charges payable, together with all obligations incurred by BCRI for the carrying out of the terms of this Agreement, which may continue after the date of termination.

If the Client is unwilling or unable to proceed with the project, the Client may terminate the Agreement by giving 45 days written notice to BCRI. Upon receipt of such notice, BCRI will perform no further services other than those reasonably necessary to close out its services and satisfy the requirements of any legal liability. In such event, BCRI will be paid for all services performed and for all disbursements incurred pursuant to this Agreement and remaining unpaid.

Professional Responsibility and Limitation of Liability
BCRI will provide the standards of care, skill and diligence normally provided by Professional Engineer in the performance of the services contemplated by this Agreement.

BCRI will not be responsible for a Contractor's failure to perform work in accordance with the relevant contract documents, for design of, or defects in, proprietary equipment, for loss of earnings or other consequential damage, however caused.

Notwithstanding anything to the contrary contained in this Agreement, the aggregate liability of BCRI under this Agreement, including liability for professional errors, omissions or negligence and fundamental breach of contract, shall be limited to the compensation under this Agreement.

BCRI's liability shall expire one year from the completion of the Project or any relevant part of the project.

Documents
All of the Documents, Drawings and Computer Files prepared by BCRI in connection with the project are instruments of service for the execution on the Work. BCRI retains the property and copy write in those Documents, Drawings and Computer Files, whether the project is executed or not. Such Documents, Drawings and Computer Files are prepared for the sole use of the Client for this Project and will not be used by the Client on any other project without prior written agreement with BCRI. One record set of drawings will be provided to the Client for use in future inspections and maintenance.

Field Services
Where applicable, the field services recommended for the project are the minimum necessary to ascertain that the Contractor's work is being carried out in general conformity with the Contract Documents. Any reduction from the level of services normally recommended may prevent BCRI from providing unqualified certifications for the work.